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                     June 9, 2023

       Suresh Guduru
       Chief Executive Officer
       Cartica Acquisition Corp
       1775 I Street NW, Suite 900
       Washington, D.C. 20006

                                                        Re: Cartica Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 30, 2023
                                                            File No. 001-41198

       Dear Suresh Guduru:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Barry I. Grossman